EXHIBIT 10.3
AMENDED AND RESTATED VENTURE LOAN AND SECURITY AGREEMENT

Executed as of March ___, 2007

Effective as of September 14, 2005
by and among
HORIZON TECHNOLOGY FUNDING COMPANY LLC,
a Delaware limited liability company
76 Batterson Park Road
Farmington, CT 06032
as Lender
and
ACUITY PHARMACEUTICALS, LLC f/k/a e-Acquisition Company II-B, LLC,
a Delaware limited liability company, successor by merger to Acuity Pharmaceuticals, Inc.
3701 Market Street
Philadelphia, PA 19104
And
EXEGENICS, INC.,
a Delaware corporation
1250 Pittsford-Victor Road
Pittsford, NY 14534
collectively, as Borrower
COMMITMENT AMOUNT: $4,000,000
Commitment Termination Date:      September 15, 2005

     WHEREAS, the Lender and Acuity Corp originally entered into a certain Venture Loan and Security Agreement dated as of September 14, 2005 (the “Original Loan Agreement”), pursuant to which the Lender made a loan to Acuity Corp (the “Original Loan”) in the original principal amount of Four Million Dollars ($4,000,000) as evidenced by a certain Secured Promissory Note dared September 14, 2005 executed by Acuity Corp in favor of Lender (the “Original Note”);
     WHEREAS, in connection with the making of the Loan, Acuity Corp granted each of Horizon Technology Funding Company II LLC and Horizon Technology Funding Company III LLC a warrant to purchase certain preferred stock of Acuity Corp (collectively, the “Original Warrants”), which Original Warrants, by virtue of the Merger (as hereafter defined), will constitute warrants of eXegenics;
     WHEREAS, pursuant to a certain Merger Agreement and Plan of Reorganization dated on or about the Execution Date hereof (the “Merger Agreement”) by and among Acuity Corp, Froptix Corporation, eXegenics, e-Acquisition Company I-A, LLC, and e-Acquisition Company II-B, LLC, Acuity Corp shall be merged with and into e-Acquisition Company II-B, LLC, with e-Acquisition Company II-B, LLC surviving the merger and changing its name to Acuity Pharmaceuticals, LLC (“Acuity”) and pursuant to which the capital stock of Acuity Corp shall be converted into the right to receive capital stock of eXegenics (the “Merger”);
     WHEREAS, pursuant to the Merger Agreement and by operation of law, all of the debts, liabilities, obligations, restrictions and duties of Acuity Corp shall become the debts, liabilities, obligations, restrictions and duties of Acuity;
     WHEREAS, Acuity has requested that the Lender consent to the Merger;
     WHEREAS, Lender is willing to consent to the Merger, as evidenced by it execution of this Agreement, provided that (a) Acuity Corp, Acuity and eXegenics execute this Agreement pursuant to which, among other things, Acuity and eXegenics will assume the Obligations and grant a security interest in all of their personal property (as set forth herein) to secure the Obligations, and (b) Acuity and eXegenics execute a secured promissory note which will amend and restate the Original Note;
NOW THEFORE, the Lender, Acuity and eXegenics hereby agree as follows:
AGREEMENT
     1. Definitions and Construction.
          1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:
     “Account Control Agreement” means an agreement acceptable to Lender which perfects via control Lender’s security interest in Borrower’s deposit accounts and/or accounts holding securities.

     “Account Collateral” means accounts receivable due or to become due under all purchase orders and contracts for the sale of products or the performance of services or both (and related general intangibles in the nature of rights to payment) and the proceeds thereof.
     “Acuity” means Acuity Pharmaceuticals, LLC f/k/a e-Acquisition Company II-B, LLC, a Delaware limited liability company which is a wholly owned subsidiary of eXegenics, successor by merger to Acuity Corp.
     “Acuity Corp” means Acuity Pharmaceuticals, Inc, a Delaware corporation.
     “Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, joint venturers or partners.
     “Agreement” means this certain Venture Loan and Security Agreement by and between Borrower and Lender dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrower and Lender).
     “Borrower” means, collectively, Acuity and eXegenics.
     “Borrower’s Home State” means Pennsylvania.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or Borrower’s Home State.
     “Claim” has the meaning given such term in Section 10.3 of this Agreement
     “Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.
     “Collateral” has the meaning given such term in Section 4.1 of this Agreement.
     “Commitment Amount” has the meaning as set forth on the cover page of this Agreement.
     “Commitment Fee” has the meaning given such term in Section 2.6(b) of this Agreement.
     “Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

     “Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.
     “Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.
     “Disclosure Schedule” means Exhibit A attached hereto.
     “Effective Date” means September 14, 2005.
     “Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.
     “Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
     “ERISA” has the meaning given to such term in Section 7.12 of this Agreement.
     “Event of Default” has the meaning given to such term in Section 8 of this Agreement.
     “Execution Date” means the date on which this Agreement is executed, as set forth on the cover page of this Agreement.
     “eXegenics” means eXegenics, Inc., a Delaware corporation.
     “Funding Certificate” means a certificate executed by a Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lender may agree to accept.
     “Funding Date” means the date on which the Loan is made to or on account of Borrower under this Agreement.
     “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.
     “Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.
     “Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.
     “Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.
     “Indebtedness” means, with respect to Borrower, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrower.
     “Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.
     “Intellectual Property” means all of Borrower’s right, title and interest in and to patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).
     “Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.
     “Landlord Agreement” means an agreement substantially in the form provided by Lender to Borrower or such other form as Lender may agree to accept.
     “Lender” means the Lender as set forth on the cover page of this Agreement.
     “Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, documentation, administration and funding of the Loan Documents; and Lender’s reasonable attorneys’ fees, costs and expenses incurred in amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lender in connection with Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its Property.
     “Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.
     “Loan” means the advance of credit by Lender to Borrower under this Agreement.
     “Loan Documents” means, collectively, this Agreement, the Note, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.
     “Loan Rate” means, with respect to the Loan, the per annum rate of interest (based on a year of twelve 30-day months) equal to the greater of (a) 11.50% or (b) 11.50% plus the difference between (i) the one month LIBOR Rate, as reported in the Wall Street Journal, on the date which is five (5) days before the Funding Date for the Loan (or, if such date is not a Business Day, the next earlier Business Day) and (ii) 3.00%. Notwithstanding the foregoing, the Loan Rate shall not exceed the highest rate permitted by applicable law
     “Maturity Date” means July 1, 2008, or if earlier, the date of acceleration of the Loan following an Event of Default or the date of prepayment, whichever is applicable.
     “Note” means the amended and restated promissory note executed in connection with the Loan in substantially the form of Exhibit C attached hereto.
     “Obligations” means all debt, principal, interest, fees, charges, expenses and reasonable attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents, or by any other agreement between Lender and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.
     “Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.
     “Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.
     “Permitted Indebtedness” means and includes:
                    (a) Indebtedness of Borrower to Lender;

                    (b) Indebtedness arising from the endorsement of instruments in the ordinary course of business;
                    (c) Indebtedness existing on the date hereof and set forth on the Disclosure Schedule;
                    (d) Indebtedness of Borrower in an aggregate original principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) which is secured by Liens permitted under clause (e) of the definition of Permitted Liens;
                    (e) Other Indebtedness in an aggregate original principal amount not to exceed Five Hundred Thousand Dollars ($500,000);
                    (f) The Junior Obligations (as defined in the Subordination Agreement); and
                    (g) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.
     “Permitted Liens” means and includes:
                    (a) the Lien created by this Agreement;
                    (b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);
                    (c) Liens identified on the Disclosure Schedule;
                    (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrower);
                    (e) Liens upon any equipment or other personal property acquired by Borrower after the Effective Date to secure (i) the purchase price of such equipment or other personal property, or (ii) lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that such Liens are confined solely to the equipment or other personal property so acquired and the proceeds thereof and the amount secured does not exceed the acquisition price thereof;
                    (f) licenses of Intellectual Property entered into in the ordinary course of business (whether as licensor or licensee);
                    (g) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business and Liens in favor of financial institutions arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure customary fees and charges;
                    (h) any judgment, attachment or similar Lien not resulting in an Event of Default hereunder;
                    (i) Liens securing the Junior Obligations (as defined in the Subordination Agreement); and
                    (j) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described above but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
     “Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.
     “Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.
     “Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.
     “Solvent” has the meaning given such term in Section 5.11 of this Agreement.
     “Subordination Agreement” means the Amended and Restated Subordination Agreement, dated on or about the Execution Date, among Borrower, Lender and The Frost Group, LLC.
     “Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.
     “Transfer” has the meaning given such term in Section 7.4 of this Agreement.

          1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.
     2. Loan; Repayment.
          2.1 Commitment.
                    (a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrower on or before Commitment Termination Date, the Loan in the amount of Commitment Amount.
                    (b) The Loan and the Note. The obligation of Borrower to repay the unpaid principal amount of and interest on the Loan shall be evidenced by the Note issued to Lender.
                    (c) Use of Proceeds. The proceeds of the Loan shall be used solely for working capital or general corporate purposes of Borrower.
                    (d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) the Commitment Termination Date. Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrower shall terminate if, in Lender’s sole judgment, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the business plan of Borrower presented to Lender on or before the date of this Agreement.

          2.2 Payments.
                    (a) Scheduled Payments. Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan through and including July 1, 2007 and commencing August 1, 2007, twelve (12) level payments of principal plus accrued interest on the outstanding principal amount of the Loan on each subsequent Payment Date as set forth in the Note (collectively, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.
                    (b) Interim Payment. Unless the Funding Date for the Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to the Loan on the first Business Day of the next calendar month.
                    (c) Payment of Interest. Borrower shall pay interest on the Loan at a per annum rate of interest equal to the Loan Rate. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.
                    (d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (1) first, to Lender’s Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.
                    (e) Late Payment Fee. Borrower shall pay to Lender a late payment fee equal to four percent (4%) of any Scheduled Payment not paid when due, provided that such fee shall not be due if (i) such late payment is the first such late payment made by Borrower and (ii) such payment is paid within ten (10) days of when such payment is due.
                    (f) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

          2.3 Prepayments.
                    (a) Mandatory Prepayment Upon Acceleration. If the Loan is accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if the Borrower had opted to prepay on the date of such acceleration.
                    (b) Upon three (3) Business Days’ prior written notice to Lender, Borrower may, at its option, prepay all, and not less than all, of the Loan in full by paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loan; (ii) an amount equal to (A) if the Loan is prepaid within twenty-four (24) months from the Effective Date three (3%) percent of the then outstanding principal balance of the Loan, or (B) if the Loan is prepaid more than twenty-four (24) months after the Effective Date, one and one-half (1.5%) percent of the then outstanding principal balance of the Loan; (iii) the outstanding principal balance of the Loan; and (iv) all other sums, if any, that shall have become due and payable hereunder.
          2.4 Other Payment Terms.
                    (a) Place and Manner. Borrower shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 10:00 a.m. Connecticut time, on the date on which such payment is due. Borrower shall make such payments to Lender via wire transfer as follows:

Payment via wire transfer:
Credit:	Horizon Technology Funding Company LLC
Bank Name: Bank Address:	ABN Amro/LaSalle Bank NA CDO Trust Services 135 South LaSalle Street, Suite 1625
Chicago, Illinois 60603
Attn: Greg Meyers, 312-904-0283
Account No.: FFCT-Reference Account Number	2090067 – Trust GL 721771.1
ABA Routing No.:	071000505
Reference:	Acuity Invoice #
                    (b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

          2.5 Procedure for Making Loan.
                    (a) Notice. Whenever Borrower desires that Lender make the Loan, Borrower shall notify Lender of the date on which Borrower desires Lender to make the Loan. Borrower’s notice shall be made at least five (5) Business Days in advance of the desired Funding Date, unless Lender elects at its sole discretion to allow the Funding Date to be within five (5) Business Days of the notice. Borrower’s execution and delivery to Lender of the Note shall be Borrower’s agreement to the terms and calculations thereunder with respect to the Loan. Lender’s obligation to make the Loan shall be expressly subject to the satisfaction of the conditions set forth in Sections 3.1 and 3.2.
                    (b) Loan Rate Calculation. Prior to each Funding Date, Lender shall establish the Loan Rate with respect to the Loan, which shall be set forth in the Note to be executed by Borrower and shall be conclusive in the absence of a manifest error.
                    (c) Disbursement. Lender shall disburse the proceeds of the Loan by wire transfer to Borrower at the account specified in the Funding Certificate for the Loan.
          2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.
                    (a) Good Faith Deposit. Borrower has delivered to Lender a good faith deposit in the amount of Twenty Thousand Dollars ($20,000) (the “Good Faith Deposit”). The Good Faith Deposit will be utilized to pay the Commitment Fee.
                    (b) Legal, Due Diligence and Documentation Expenses. Borrower shall pay to Lender concurrently with its execution and delivery of this Agreement Lender’s legal, due diligence and documentation expenses in connection with the negotiation and documentation of this Agreement and the Loan Documents; provided, however, that Borrower shall not be liable for any such expenses which in the aggregate exceed Ten Thousand Dollars ($10,000).
                    (c) Commitment Fee. On the Effective Date, Borrower paid Lender a commitment fee in the amount of Twenty-Five Thousand Dollars ($25,000) (the “Commitment Fee”). The Commitment Fee shall be retained by Lender and be deemed fully earned upon receipt. No further amounts shall be due hereunder as a commitment or similar fee.
          2.7 Joint Liability. Each of Acuity and eXegenics covenants and agrees with Lender as follows:
                    (a) The Obligations include all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of each of Acuity and eXegenics, other than Permitted Indebtedness.
                    (b) Reference in this Agreement and the other Loan Documents to the “Borrower” shall mean each or any one of Acuity and eXegenics, jointly and severally, unless the context requires otherwise.
                    (c) Acuity and eXegenics in the discretion of their respective management are to agree among themselves as to the allocation of the benefits of the proceeds of the Loan,

provided, however, that each shall be deemed to have represented and warranted to Lender at the time of allocation that each use of proceeds is permitted under this Agreement.
                    (d) For administrative convenience, Acuity hereby irrevocably appoints eXegenics as its attorney-in-fact, with power of substitution (with the prior written consent of Lender in the exercise of its sole and absolute discretion), in its respective name or in the name of eXegenics or otherwise to take any and all actions with respect to this Agreement, the other Loan Documents, the Obligations and/or the Collateral (including, without limitation, the proceeds thereof) as eXegenics may so elect from time to time, including, without limitation, actions to enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any other Loan Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of Lender, and may be exercised from time to time through eXegenics’ Responsible Officer, or other Person or Persons designated by eXegenics to act from time to time on behalf of eXegenics.
                    (e) Lender assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between Lender and any one or more of Acuity and eXegenics in connection with the Loan or any other transaction in connection with the provisions of this Agreement.
          2.8 Inter-Company Debt, Contribution. Without implying any limitation on the joint and several nature of the Obligations, Lender agrees that, notwithstanding any other provision of this Agreement, Acuity and eXegenics may create reasonable inter-company indebtedness between or among them with respect to the allocation of the benefits and proceeds of any Loan under this Agreement. Acuity and eXegenics agree among them, and Lender consents to that agreement, that each of them shall have rights of contribution from all of the other to the extent either of them incurs Obligations in excess of the proceeds of the Loan received by, or allocated to purposes for the direct benefit of, such company. All such indebtedness and rights shall be, and are hereby agreed by Acuity and eXegenics to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, during the existence of an Event of Default unless Lender agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. Each of Acuity and eXegenics agrees that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations.
          2.9 Borrower is an Integrated Group. Each of Acuity and eXegenics hereby represents and warrants to Lender that it will derive benefits, directly and indirectly, from the Loan, both in its separate capacity and as a member of the integrated group to which it belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, (i) the terms of the Loan provided under this Agreement are more favorable than would otherwise be obtainable by them individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual loan arrangements which would otherwise be required if obtainable would substantially reduce the value to them of the Loan.
          2.10 Primary Obligations. The obligations and liabilities of each of Acuity and eXegenics under this Agreement shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that Acuity and eXegenics may have against the other Borrower, Lender and/or any guarantor and shall not be conditional or contingent upon pursuit or enforcement by Lender of any remedies it may have against Acuity and eXegenics with respect to this Agreement, or any of the other Loan Documents, whether pursuant to the terms hereof or thereof or by operation of law. Without limiting the generality of the foregoing, Lender shall not be required to make any demand upon either Acuity or eXegenics, or to sell the Collateral or otherwise pursue, enforce or exhaust its remedies against either Acuity or eXegenics or the Collateral either, before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against either Acuity and eXegenics under this Section 2.10, either in the same action, if any, brought against any one or more of Acuity and eXegenics or in separate actions or proceedings, as often as Lender may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of either Acuity or eXegenics, any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against Acuity and eXegenics, in their respective capacities as a Borrower, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this Agreement in any manner whatsoever, and this Section 2.10 shall remain and continue in full force and effect. It is the intent and purpose of this Section 2.10 that each of Acuity and eXegenics shall and does hereby waive all rights and benefits which might accrue to any guarantor by reason of any such proceeding, Acuity and eXegenics each agree that they shall be liable for the full amount of the obligations and liabilities under this Section 2.10 regardless of, and irrespective of, any modification, limitation or discharge of the liability of any one or more of either Acuity or eXegenics, any guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings.
     3. Conditions of Loan.
          3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following:
                    (a) Amended and Restated Loan Agreement. This Agreement duly executed by Borrower and Lender.
                    (b) Note. Borrower shall have duly executed and delivered to Lender the Note in the amount of the Loan, which shall cause the Original Note to be cancelled and Lender shall deliver the Original Note to Lender marked cancelled.

                    (c) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender pursuant to Section 4. Borrower authorizes Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect its security interest in the Collateral.
                    (d) Secretary’s Certificate. A certificate of the secretary or assistant secretary of each Borrower with copies of the following documents attached: (i) the certificate of incorporation and bylaws of Borrower certified by Borrower as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and the Note.
                    (e) Good Standing Certificates. A good standing certificate from each Borrower’s state of incorporation and the state in which Borrower’s principal place of business is located, each dated as of a recent date.
                    (f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.
                    (g) No Default. No Default or Event of Default shall have occurred and be continuing.
                    (h) Other Documents. Such other documents and completion of such other matters, as Lender may deem necessary or appropriate.
          3.2 Post-Closing Conditions. Within thirty (30) days of the Execution Date, the Borrower shall deliver the following to the Lender:
                    (a) Account Control Agreements. Account Control Agreements for all of Borrower’s deposit accounts and accounts holding securities duly executed by all of the parties thereto, in the forms provided by Lender.
                    (b) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.
                    (c) Other Documents. Such other documents and completion of such other matters, as Lender may deem necessary or appropriate.
          3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to the Loan, if the Loan is advanced. Borrower expressly agrees that the extension of the Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender’s sole discretion.

     4. Creation of Security Interest.
          4.1 Grant of Security Interest. Borrower grants to Lender a valid and continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by Borrower of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrower in and to all personal property of Borrower, including without limitation, all of the following:
                    (a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;
                    (b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;
                    (c) All contract rights and general intangibles (except to the extent included within the definition of Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;
                    (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;
                    (e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing, excluding, in each case, any debt or equity securities of eXegenics in any Subsidiary or other Investment, including, without limitation, Froptix, LLC; and
                    (f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property to the extent such proceeds no longer constitute Intellectual Property; but
                    (g) Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.
          4.2 After-Acquired Property. If Borrower shall at any time acquire a commercial tort claim, as defined in the Code, Borrower shall immediately notify Lender in writing signed by Borrower of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.
          4.3 Duration of Security Interest. Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and termination of Lender’s commitment to fund any Loan, whereupon such security interest shall terminate. Lender shall, at Borrower’s sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly executing and delivering termination statements for filing in all relevant jurisdictions under the Code.
          4.4 Location and Possession of Collateral. The Collateral is and shall remain in the possession of Borrower at its location listed on the cover page hereof or as set forth in the Disclosure Schedule and at any additional bona fide places of business established by Borrower from time to time. Borrower shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of its security interest therein) and so long as no Event of Default has occurred and is continuing, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.
          4.5 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.
          4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.
          4.7 Protection of Intellectual Property. Borrower shall use its commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property and promptly advise Lender in writing of material infringements which become known to Borrower, and (ii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public except in the ordinary course of Borrower’s business.
          4.8 Lien Subordination. Lender agrees that the Liens granted to it hereunder in equipment and other personal property acquired by Borrower after the date hereof (“Third Party Equipment”) which secure Indebtedness constituting Permitted Indebtedness under subclause (d) of the definition of Permitted Indebtedness shall be subordinate to the Liens of existing or future lenders providing equipment financing and equipment lessors for Third Party Equipment or if such lenders prohibit the granting of Liens to other lenders, Lender shall release its Lien on such Third Party Equipment and the proceeds thereof; provided that such Liens are confined solely to the equipment so financed and the proceeds thereof and are Permitted Liens. Upon the expiration of the Liens of such other lenders or the termination of their prohibition of Liens in favor of other Lenders, the Third Party Equipment shall automatically become part of the Collateral, and Lender is authorized at that time to amend any filed financing statement(s) to reflect that change. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other lenders, equipment lenders or equipment lessors and Lender’s rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors. So long as no Event of Default has occurred and is continuing, Lender agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrower from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lender. Lender shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lender which are less favorable to Lender than those described in this Section 4.8.
     5. Representations and Warranties. Except as set forth in the Disclosure Schedule, Borrower represents and warrants as follows:
          5.1 Organization and Qualification. Acuity is a limited liability company and eXegenics is a corporation, in each case, duly organized and validly existing and in good standing under the laws of its state of incorporation or organization and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a material adverse effect on Borrower.
          5.2 Authority. Borrower has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Borrower has all requisite power and authority to own and operate its Property and to carry on its businesses as now conducted.
          5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.
          5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurring of the Loan, the execution and delivery of the other Loan Documents to which Borrower is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of Borrower. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which Borrower is a party, (ii) the performance of Borrower’s obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
          5.5 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Borrower has good title and ownership of, or is licensed under, all of Borrower’s current Intellectual Property. Borrower has not received any communications alleging that Borrower has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrower has no knowledge of any infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of its Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrower.
          5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Except for Cytoclonal Pharmaceutics Inc., Borrower has not done business under any name other than that specified on the signature page hereof. Borrower’s jurisdiction of incorporation, chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.
          5.7 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a material adverse effect on Borrower or the aggregate value of the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.
          5.8 Financial Statements. All financial statements relating to Borrower or any Affiliate that have been or may hereafter be delivered by Borrower to Lender present fairly in all material respects Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended.
          5.9 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower since December 31, 2006.
          5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. There is no fact known to Borrower which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.
          5.11 Solvency, Etc. Borrower is Solvent (as defined below) and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, Borrower will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.
          5.12 Subsidiaries. Acuity has no Subsidiaries.
          5.13 Catastrophic Events; Labor Disputes. None of Borrower or its properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower.
          5.14 Certain Agreements of Officers, Employees and Consultants.
                    (a) No Violation. To the knowledge of Borrower, no officer, employee or consultant of Borrower is, or is now expected to be, in violation of any term of any employment contract, proprietary information agreement, nondisclosure agreement, noncompetition agreement or any other material contract or agreement or any restrictive covenant relating to the right of any such officer, employee or consultant to be employed by Borrower because of the nature of the business conducted or to be conducted by Borrower or relating to the use of trade secrets or proprietary information of others, and to Borrower’s knowledge, the continued employment of Borrower’s officers, employees and consultants does not subject Borrower to any material liability for any claim or claims arising out of or in connection with any such contract, agreement, or covenant.
                    (b) No Present Intention to Terminate. To the knowledge of Borrower, no officer of Borrower, and no employee or consultant of Borrower whose termination, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition, business or operations of Borrower, has any present intention of terminating his or her employment or consulting relationship with Borrower.
          5.15 Patient Enrollment. Acuity has enrolled not less than ten (10) human patients in a Phase II clinical trial of its “Cand5” drug for the treatment of age related macular degeneration, which trial has been approved by the FDA to be conducted in the United States.
     6. Affirmative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that:
          6.1 Good Standing. Borrower shall maintain its corporate existence and its good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of Borrower. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on its financial condition, operations or business.
          6.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of Borrower.
          6.3 Financial Statements, Reports, Certificates. Acuity shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Acuity’s operations during such period, certified by Acuity’s president, treasurer or chief financial officer

(each, a “Responsible Officer”); (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Acuity’s fiscal year, audited financial statements of Acuity prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; and (c) as soon as available, but in any event within ninety (90) days after the end of Acuity’s fiscal year or the date of Acuity’s board of directors’ adoption, Acuity’s operating budget and plan for the next fiscal year; and (d) such other financial information as Lender may reasonably request from time to time. eXegenics, promptly as they are available and in any event: (x) at the time of filing of eXegenics’ Form 10-K with the Securities and Exchange Commission after the end of each fiscal year of eXegenics, the financial statements of eXegenics filed with such Form 10-K; and (y) at the time of filing of eXegenics’ Form 10-Q with the Securities and Exchange Commission after the end of each of the first three fiscal quarters of eXegenics, the financial statements of eXegenics filed with such Form 10-Q. In addition, Borrower shall deliver to Lender (i) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders; (ii) immediately upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or the commencement of any action, proceeding or governmental investigation involving Borrower is commenced that is reasonably expected to result in damages or costs to Borrower of One Hundred Fifty Thousand Dollars ($150,000) or more; and (iii) such other financial information as Lender may reasonably request from time to time.
          6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrower shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.
          6.5 Notice of Defaults. As soon as possible, and in any event within five (5) days after the discovery of a Default or an Event of Default, Borrower shall provide Lender with an Officer’s Certificate setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.
          6.6 Taxes. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof satisfactory to Lender indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower).

          6.7 Use; Maintenance. Borrower shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Lender. Borrower shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation. With respect to items of leased equipment (to the extent Lender has any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.
          6.8 Insurance. Borrower shall keep its business and the Collateral insured for risks and in amounts, and as Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as an additional loss payee and all liability policies shall show Lender as an additional insured and all policies shall provide that the insurer must give Lender at least thirty (30) days notice before canceling its policy. At Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lender’s option, be payable to Lender on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy, toward the replacement or repair of destroyed or damaged property; provided that (i) any such replaced or repaired property (a) shall be of equal or like value as the replaced or repaired Collateral and (b) shall be deemed Collateral in which Lender has been granted a first priority security interest and (ii) after the occurrence and during the continuation of an Event of Default all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender, on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Lender deems prudent. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Lender certificates of insurance or other evidence satisfactory to Lender that insurance complying with all of the above requirements is in effect.
          6.9 Security Interest. Assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Lender pursuant to this Agreement (i) constitute and will continue to constitute first priority security interests (except to the extent any Permitted Liens may have a superior priority to Lender’s Lien under this Agreement) and (ii) are and will continue to be superior and prior to the rights of all other creditors of Borrower (except to the extent of such Permitted Liens).
          6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to make effective the purposes of this Agreement, including without limitation, the continued perfection and priority of Lender’s security interest in the Collateral.
     7. Negative Covenants. Borrower, until the full and complete payment of the Obligations, covenants and agrees that Borrower shall not, except in accordance with the terms of the Merger Agreement:
          7.1 Chief Executive Office. Change its name, jurisdiction of incorporation, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Lender.
          7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any items of Collateral from Borrower’s facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule.
          7.3 Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of Borrower’s Property, whether now owned or hereafter acquired, except Permitted Liens.
          7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (i) Transfers of inventory in the ordinary course of business; or (ii) Transfers of worn-out or obsolete equipment.
          7.5 Distributions. (i) Pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000)); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may pay dividends payable solely in common stock and provided that Borrower may pay stock dividends required by the terms of any existing class of preferred stock of Borrower so long as no Event of Default has occurred and remains uncured.
          7.6 Intentionally Omitted.
          7.7 Change in Ownership. (a) Engage in or permit any of its Subsidiaries to engage in any business other than (i) the businesses currently engaged in by Borrower or reasonably related thereto (ii) or the business of any entity acquired by eXegenics, by purchase of stock or assets, by merger or otherwise, after the date hereof or (b) have a material change in its ownership of greater than forty-nine percent (49%) (other than by the sale by Borrower of Borrower’s Equity Securities in a public offering or to venture capital investors so long as Borrower identifies to Lender the venture capital investors prior to the closing of the investment).
          7.8 Transactions With Affiliates. Enter into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with Persons who are not Affiliates of

Borrower; provided that Lender hereby consents to the incurrence of the Junior Obligations (as defined in the Subordination Agreement).
          7.9 Indebtedness Payments. (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.
          7.10 Indebtedness. Create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.
          7.11 Intentionally Omitted.
          7.12 Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.
          7.13 Maintenance of Accounts. (i) Maintain any deposit account or account holding securities owned by Borrower except accounts with respect to which Lender is able to take such actions as it deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; or (ii) grant or allow any other Person (other than Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Lender) accomplishing perfection via control as to, any of its deposit accounts or accounts holding securities.
          7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than (a) with respect to Intellectual Property related to Borrower’s core ophthalmology technology, non-exclusive licenses entered into in the ordinary course of business and (b) with respect to Intellectual Property outside of the field of ophthalmology, licenses entered into in the ordinary course of business and/or consistent with Borrower’s current business plan.
          7.15 No Restriction on Acquisitions. Notwithstanding anything contained herein to the contrary, this Agreement shall not restrict or otherwise limit eXegenics from making acquisitions of or Investments in any Person, by stock or asset purchase, merger, combination or otherwise, and Lender’s consent shall not be required for eXegenics to engage in such a transaction.

     8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:
          8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment within three (3) days of the relevant Payment Date or the Maturity Date, or (ii) any other portion of the Obligations within ten (10) days after receipt of written notice from Lender that such payment is due.
          8.2 Certain Covenant Defaults. If Borrower fails to perform any obligation under Section 6.8 or violates any of the covenants contained in Section 7 of this Agreement.
          8.3 Other Covenant Defaults. If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.13), in any of the other Loan Documents and Borrower has failed to cure such default within thirty (30) days of the occurrence of such default. During this thirty (30) day period, the failure to cure the default is not an Event of Default.
          8.4 Intentionally Omitted.
          8.5 Seizure of Assets, Etc. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.
          8.6 Service of Process. The service of process upon Lender seeking to attach by a trustee or other process any funds of the Borrower on deposit or otherwise held by Lender, or the delivery upon Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of the Borrower on deposit or otherwise held by Lender, or the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Lender) seeking to foreclose or attach any such accounts or securities.
          8.7 Default on Indebtedness. One or more defaults shall exist under any agreement with any third party or parties which consists of the failure to pay any Indebtedness at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of One Hundred Fifty

Thousand Dollars ($150,000) or a default shall exist under any financing agreement with Lender or any of Lender’s Affiliates.
          8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days or more.
          8.9 Misrepresentations. If any material representation in any warranty, representation, statement, certification, or report made to Lender by Borrower or any officer, employee, agent, or director of Borrower shall prove to have been false or misleading in any material respect when made or furnished.
          8.10 Intentionally Omitted.
          8.11 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or Borrower shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.
          8.12 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of Borrower or for any substantial part of its Property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.
          8.13 Voluntary Insolvency Proceeding. If Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or for any substantial part of its Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.
     9. Lender’s Rights and Remedies.
          9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence of an Event of Default and during the continuance thereof, Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                    (a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loan had been voluntarily prepaid, (iii) the unpaid principal balance of the Loan and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.12 or 8.13 all Obligations shall become immediately due and payable without any action by Lender);
                    (b) Protection of Collateral. Make such payments and do such acts as Lender considers necessary or reasonable to protect Lender’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires and to make the Collateral available to Lender as Lender may designate. Borrower authorizes Lender and its designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
                    (c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lender’s exercise of its remedies hereunder;
                    (d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines are commercially reasonable; and
                    (e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.
Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.
          9.2 Set Off Right. Lender may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Lender’s possession or control.

          9.3 Effect of Sale. Upon the occurrence of an Event of Default and during the continuance thereof, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.
          9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lender’s security interests in the Collateral. Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default and during the continuance thereof, the true and lawful attorney in fact of Borrower with full power of substitution, for it and in its name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lender’s possession or under Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (i) transfer the Collateral into the name of Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lender were the outright owner of the Collateral.
          9.5 Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable fees and expenses, including without limitation, Lender’s Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.
          9.6 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.
          9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:
                    (a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender, including, without limitation, Lender’s Expenses;
                    (b) Second, to the payment to Lender of the amount then owing or unpaid on the Loan for Scheduled Payments, any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loan had been voluntarily prepaid, the principal balance of the Loan, and all other Obligations with respect to the Loan (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loan, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loan had been voluntarily prepaid, then to the principal balance of the Loan, and then to the payment of other amounts then payable to Lender under any of the Loan Documents); and
                    (c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to the Person lawfully entitled to receive the same.

          9.8 Reinstatement of Rights. If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.
     10. Waivers; Indemnification.
          10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.
          10.2 Lender’s Liability for Collateral. So long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
          10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:
                    (a) General Indemnity. Borrower agrees upon demand to pay or reimburse Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Lender, and each of its respective successors, assigns, agents, attorneys, officers, directors, shareholders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loan or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify Lender for any liability incurred by Lender as a direct and sole result of Lender’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Lender, each of its partners, and each of their respective, agents, employees, directors, officers, shareholders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Lender without first obtaining Lender’s written consent thereto, which consent shall not be unreasonably withheld.
                    (b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.
                    (c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.
     11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	eXegenics, Inc.
3701 Market Street
Philadelphia, PA 19104
Attention:
Fax: (215) 966-6186
Ph: (215) 966-6180

If to Lender:	Horizon Technology Funding Company LLC
76 Batterson Park Road
Farmington, CT 06032
Attention: Legal Department
Fax: (860) 676-8655
Ph: (860) 676-8654

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
     12. General Provisions.
          12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. Lender may disclose the Loan Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential participant or assignee of the Loan, provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.
          12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
          12.3 Severability of Provisions. Each provision of this Agreement shall be several from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          12.4 Entire Agreement; Construction; Amendments and Waivers.
                    (a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.
                    (b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower and Lender executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender. Borrower and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s or Lender’s actual intentions.
                    (c) Amendments and Waivers. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Borrower. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lender and on Borrower.
          12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Lender, notwithstanding any investigation by Lender.
          12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.
          12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
          12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.
     13. Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lender, on the other, is, and at all time shall remain solely that of a borrower and lender. Lender shall not under any circumstances be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty to Borrower or any of its Affiliates. Lender does not undertake or assume any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any Affiliate is entitled to rely thereon.
     14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Lender shall not disclose such information to any third party (other than to Lender’s partners, attorneys, governmental regulators, or auditors, or to Lender’s subsidiaries and affiliates and prospective transferees and purchasers of the Loan, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrower under this Agreement, (b) becomes known to the public through no fault of Lender, (c) is disclosed to Lender by a third party having a legal right to make such disclosure, or (d) is independently developed by Lender. Notwithstanding the foregoing, Lender’s agreement of confidentiality shall not apply if Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Lender’s security interest in the Collateral.
     15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
     16. No Defaults. By virtue of its execution and delivery of this Amended and Restated Loan Agreement, Lender hereby acknowledges as of the Execution Date that it has no knowledge of any Default or Event of Default by Borrower under the Original Loan Agreement or Original Note.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Execution Date first above written.

BORROWER:
ACUITY PHARMACEUTICALS, LLC
f/k/a e-ACQUISITION COMPANY II-B,
LLC, a Delaware limited liability company
successor by merger to ACUITY
PHARMACEUTICALS, INC.

By:

Name:

Title:

EXEGENICS, INC.

By:

Name:

Title:

LENDER:
HORIZON TECHNOLOGY FUNDING COMPANY LLC
By: Horizon Technology Finance, LLC, its sole member

By:

Name: Gerald A. Michaud Title: Managing Member

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Intentionally Omitted
Exhibit C	Form of Note
Exhibit D	Intentionally Omitted
Exhibit E	Form of Officer’s Certificate

EXHIBIT A
DISCLOSURE SCHEDULE
Acuity hereby certifies the following information to Lender:
Section 1. Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.
                    (a) The exact corporate name of Acuity as it appears in its Articles of Formation, as amended to date is: Acuity Pharmaceuticals, LLC.
                    (b) Acuity’s state of organization is: Delaware.
                    (c) Acuity’s taxpayer identification number is 33-1054746.
                    (d) The following is a list of all corporate names, dba or trade names used by Acuity in the past five years: Acuity Pharmaceuticals, Inc. and e-Acquisition Company II-B, LLC
                    (e) The following is a list of all Subsidiaries of Acuity: None.
                    (f) The address of Acuity’s headquarters and chief executive office is: 3701 Market Street, Philadelphia, PA 19104. The following is a list of all States where Acuity’s headquarters and chief executive office has been located in the past five years: Pennsylvania.
                    (g) The following is a list of all States where Acuity’s property and assets have been located in the past five years: Pennsylvania.
                    (h) The following is a list of all of Acuity’s deposit accounts (bank name, address and account names and numbers): M & T Bank, 601 Dresher Road, Horsham, PA 19044, Account Name: Acuity Pharmaceuticals, Inc., Checking Account Number 8892617781.
                    (i) The following is a list of all of Acuity’s accounts holding securities (broker/bank name, address and account names and numbers): MTB Investment Group, 255 East Avenue, Rochester, NY 14604, Account Name: Acuity Pharmaceuticals, Inc., Account Number 2001552.

eXegenics hereby certifies the following information to Lender:
Information For UCC Financing Statements and Searches and Deposit Accounts and Accounts Holding Securities.
                    (a) The exact corporate name of eXegenics as it appears in its Certificate of Incorporation, as amended to date is: eXegenics, Inc.
                    (b) eXegenics’ state of incorporation is: Delaware.
                    (c) eXegenics’ taxpayer identification number is 75-2402409
                    (d) The following is a list of all corporate names, dba or trade names used by eXegenics in the past five years:
                    (e) The following is a list of all Subsidiaries of eXegenics: Acuity and Froptix.
                    (f) The address of eXegenics’ headquarters and chief executive office is: 1250 Pittsford-Victor Road, Pittsford, NY 14534.
                    (g) The following is a list of all States where Borrower’s headquarters and chief executive office has been located in the past five years: New York.
                    (h) The following is a list of all States where eXegenics’ property and assets have been located in the past five years: New York.
                    (i) The following is a list of all of Borrower’s deposit accounts (bank name, address and account names and numbers):
                    (j) The following is a list of all of Borrower’s accounts holding securities (broker/bank name, address and account names and numbers):

EXHIBIT B
(INTENTIONALLY OMITTED)

EXHIBIT C
AMENDED AND RESTATED SECURED PROMISSORY NOTE

$4,000,000.00	Dated as of: September ___, 2005
Executed as of: March ___, 2007
     FOR VALUE RECEIVED, the undersigned, ACUITY PHARMACEUTICALS, LLC, a Delaware limited liability company and EXEGENICS, INC., a Delaware corporation (collectively, “Borrower”), HEREBY, JOINTLY AND SEVERALLY PROMISE TO PAY to the order of HORIZON TECHNOLOGY FUNDING COMPANY LLC, a Delaware limited liability company (“Lender”) the principal amount of Four Million Dollars ($4,000,000.00) or such lesser amount as shall equal the outstanding principal balance of the Loan made to Borrower by Lender pursuant to the Loan Agreement (as defined below), and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.
     Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is 12.23% per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Borrower shall make payments of accrued interest only on the outstanding principal amount of the Loan on the first day of each month (“Payment Date”), commencing November 1, 2005, through and including July 1, 2007. Commencing on August 1, 2007, and continuing on consecutive Payment Dates thereafter, Borrower shall make to Lender twelve (12) level payments of principal plus accrued interest on the then outstanding principal amount due hereunder of Three Hundred Fifty-Five Thousand Seven Hundred Twenty-Five and 68/100 Dollars ($355,825.68). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on July 1, 2008.
     Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.
     This Note is referred to in, and is entitled to the benefits of, a certain Amended and Restated Venture Loan and Security Agreement dated as of the date hereof by and among Borrower and Lender (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.
     This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.
     This Note and the obligation of Borrower to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

     Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.
     Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.
     Note Register; Ownership of Note. The ownership of an interest in this Note shall be registered on a record of ownership maintained by Borrower or its agent. Borrower shall register any transfers of any interest in this Note on such register within ten (10) days of notice by the last registered holder of such transfer. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.
     This Note amends and restates in its entirety a certain Secured Promissory Note dated September 14, 2005 (the “Original Note”) executed by Acuity Pharmaceuticals, LLC, successor by merger to Acuity Pharmaceuticals, Inc., in favor of the Lender. Nothing contained herein shall be deemed a repayment or novation of the Original Note.
     IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER: ACUITY PHARMACEUTICALS, LLC, successor by merger to Acuity Pharmaceuticals, Inc.

By:

Name:

Title:

EXEGENICS, INC.

By:

Name:

Title:

EXHIBIT D
(INTENTIONALLY OMITTED)

EXHIBIT E
FORM OF OFFICER’S CERTIFICATE
     TO: HORIZON TECHNOLOGY FUNDING COMPANY LLC
     Reference is made to the Amended and Restated Venture Loan and Security Agreement dated as of March ___, 2007 and effective as of September 14, 2005 (as it may be amended from time to time, the “Loan Agreement”) by and among ACUITY PHARMACEUTICALS, LLC, successor by merger to ACUITY PHARMACEUTICALS, INC., and EXEGENICS, INC. (collectively, “Borrower”) and HORIZON TECHNOLOGY FUNDING COMPANY LLC (“Lender”). Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.
     The undersigned Responsible Officer of Borrower hereby certifies to Lender that:
1.	No Event of Default or Default has occurred under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrower proposes to take with respect thereto.)

2.	The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.

3.	Borrower is in compliance with the provisions of Sections 4, 6 and 7 of the Loan Agreement, except as noted below.

4.	Attached herewith are the [monthly financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.

NOTES TO ABOVE CERTIFICATIONS:

BORROWER: ACUITY PHARMACEUTICALS, LLC, successor by merger to
Acuity Pharmaceuticals, Inc.

By:

Name:

Title:

EXEGENICS INC.

By:

Name:

Title: